MNP Petroleum Presents A Shareholder Update – Tajikistan and Shareholding in Petromanas Energy Inc.

Baar, Switzerland, March 7, 2014

MNP Petroleum Corporation (“MNP” or the “Company”) (TSXV: MNP; OTCQB: MNAP) is pleased to provide additional information about its Tajikistan Exploration Project and its shareholding in Petromanas Energy Inc. (TSX.V:PMI).

MNP is currently creating a consortium consisting of financing and operational entities for its ongoing activities in Tajikistan. The consortium should be finalized before the first exploration well is spud which is presently scheduled to commence at the beginning of the third quarter of 2014.

MNP’s Tajikistan affiliate CSJC Somon Oil (who owns a 100% interest in the Tajikistan exploration project and is 90% owned by MNP through its wholly owned subsidiary DWM Petroleum AG) is in the process of ordering the long lead items and additionally is in discussions with two parties regarding moving a drilling rig onto the site of the first well.

To bridge the forming of a consortium, MNP will be using the majority of the proceeds out of the sale of its PMI shares for the implementation of the Tajikistan work program.

In conjunction with its Tajikistan exploration licenses, MNP has had an Independent Resource Report prepared in respect of its two exploration licenses in Tajikistan. The results of which reflects an increase in the projects overall resource base. As a side note, this report includes contingent resources which are part of a field outside of the present license and which is partially developed. The overall report underlines the prospectivity of the block.

Currently MNP is preparing the drill site for the first exploration well in the Tajikistan exploration project. Kayrakkum B is presently scheduled to commence drilling operations at the beginning of the third quarter of 2014 and is an analogue of a field which is located up-dip from it.

In addition to using the majority of the funds from the sale of the PMI shares for the work program in Tajikistan, MNP is pleased to announce that it is instituting an open market share buy-back-program of up to US$ 1,000,000 which was approved by the board of directors on February 7, 2014. The details will be announced when available.

MNP received gross proceeds from the sale of their PMI holdings in an amount of CDN$8 million (approximately US$ 7.2 million). Following the sale, MNP holds 8.5. million common shares and has a right to receive up to an additional 38.8 million PMI shares upon the occurrence of certain conditions. These conditions are described in the Share Purchase Agreement dated February 12, 2010, between PMI (then known as WWI Resources Ltd.) and DWM Petroleum, pursuant to which DWM Petroleum sold its Albanian project to PMI.

For further information please contact:

Peter-Mark Vogel
CFO, Treasurer and Secretary
MNP Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@mnppetroleum.com
Web: www.mnppetroleum.com

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include statements about the Company’s expectation that a new consortium for its activities in Tajikistan should be finalized before the first exploration well will be spud; its intent to use the majority of the proceeds from the PMI share sale for the implementation of the work program in Tajikistan; its belief that the recently received independent resource report supports its view that these blocks contain prospective resources; its intent to spud the Kayrakkum B exploration well in the beginning of the third quarter of 2014; and its plan to repurchase up to US$ 1 million of its shares. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of MNP’s business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risk of unexpected delays arising from field conditions, MNP’s ability to raise the necessary capital and other risks identified in MNP’s periodic filings with the Securities and Exchange Commission on EDGAR. Any of these risks could cause MNP’s or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States and Canada, MNP does not intend to update any of the forward-looking statements to conform these statements to actual results.